Exhibit 21.1

Subsidiaries of Infinity Augmented Reality, Inc.

The following is the sole subsidiary of Infinity Augmented Reality Inc.:

Name	Jurisdiction of Incorporation
Infinity Augmented Reality Ltd.	Israel